Exhibit 99.2

Notice to Performance Award Holders

February 5, 2018

You are receiving this notice because Jones Energy, Inc. (the “Company”) previously granted you awards of performance units and performance share units (“Performance Awards”) pursuant to the Jones Energy, Inc. 2013 Omnibus Incentive Plan, as amended from time to time (the “LTIP”), and your performance unit award agreement and performance share unit award agreements (your “Agreements”). This notice serves as an amendment to your Agreements.  The capitalized terms used herein are as defined in the LTIP or your Agreements, as applicable.

Effective as of February 5, 2018, your Agreements are amended to provide that each Performance Award shall vest at the Target Value, in the case of performance units, or at the Target number, in the case of performance share units, if prior to the Vesting Date of such Performance Award, your employment with the Company is terminated by the Company without Cause, and in such case the Performance Awards shall be paid to you within 30 days following your termination date.  Except as amended by the preceding sentence, the original terms of your Performance Awards shall remain in full force and effect in accordance with the LTIP and the applicable Agreement.